Exhibit (m)

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

[    ], 2015

WHEREAS, John Hancock Exchange-Traded Fund Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and offers for public sale shares of beneficial interest in several series (each series a “Fund”);

WHEREAS, shares of beneficial interest of each Fund are divided into a class (“Shares”);

WHEREAS, the Trust desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act for Shares; and

WHEREAS, the Board of Trustees has determined that there is a reasonable likelihood that adoption of said plan will benefit each Fund and its shareholders; and

WHEREAS, the Trust has entered into a Distribution Agreement (the “Agreement”) with the Funds’ distributor (the “Distributor”), pursuant to which the Distributor will act as the distributor with respect to the creation and distribution of Creation Unit size aggregations of Shares as described in the Funds’ registration statement (“Creation Units”) of each Fund;

NOW, THEREFORE, the Trust, on behalf of each Fund, hereby adopts this Plan Pursuant to Rule 12b-1 (“Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.          This Plan applies to the Fund(s) listed on Schedule A.

2.          A.           Each Fund is authorized to pay the Distributor, as compensation for distribution of Shares and/or for providing services to holders of Shares, a fee at the rate specified for that Fund on Schedule A, such fee to be calculated and accrued and paid daily or at such other intervals as the Board shall determine.

B.           The distribution and service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, appropriate adjustments shall be made whenever necessary to ensure that no payment is made by a Fund in excess of limits imposed by applicable laws or regulations, including rules of the Financial Industry Regulatory Authority, Inc.

3.          A.            The Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Shares of each Fund or the provision of investor services, including, but not limited to, (i) marketing and promotional services including advertising; (ii) providing facilities to answer questions from prospective investors about the Funds; (iii) receiving and answering correspondence or responding to shareholder inquiries, including requests for prospectuses and statements of additional information; (iv) preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; (v) complying with federal and state securities laws pertaining to the sale of Shares; and (vi) such other services and obligations as are set forth in the Agreement.

B.           The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons to the extent permitted under applicable law for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under this paragraph.

C.           The payment of fees to the Distributor is subject to compliance by the Distributor with the terms of the Agreement.

4.          Amounts paid to the Distributor will not be used to pay the expenses incurred with respect to any other future class of shares of the Fund; provided, however, that expenses attributable to the Fund as a whole will be allocated, to the extent permitted by law, according to a formula based upon gross sales dollars and/or average daily net assets of each such class, as may be approved from time to time by a vote of a majority of the Trustees. From time to time, a Fund may participate in joint distribution activities with other Funds and the costs of those activities will be borne by each Fund in proportion to the relative net asset value of each such participating Fund.

5.          Each Fund pays, and will continue to pay, a management fee to John Hancock Advisers, LLC (“JHA”) pursuant to a management agreement between the Fund and JHA. It is recognized that JHA may use its management fee revenue, as well as its past profits or its other resources from any other source, to make payments with respect to any expenses incurred in connection with the distribution of Shares, including the activities referred to in Paragraph 3 above. To the extent that the payment of management fees by the Fund to JHA should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares with the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

6.          This Plan shall take effect on [ ] 2015 and shall continue in effect with respect to each Fund for successive periods of one year from its execution for so long as such continuance is specifically approved with respect to such Fund at least annually together with any related agreements, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

7.          Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Trust’s Board of Trustees and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8.          This Plan may be terminated without penalty with respect to a Fund at any time (a) by the vote of a majority of the Fund’s Board of Trustees, Independent Trustees, or by a vote of a majority of the Fund’s outstanding shares, or (b) upon 60 days’ written notice to the Distributor. The Distributor may terminate the Plan without penalty with respect to any Fund upon 60 days’ written notice to the Fund.

9.          This Plan may not be amended to increase materially the amount of fees to be paid by any Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of the Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 6 hereof for annual approval.

10.         While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust, as defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

11.         The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to Paragraph 7 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Trust has executed this Plan Pursuant to Rule 12b-1 as of the day and year set forth below.

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST
Date: ________, 2015

By:

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

Shares of the following series of John Hancock Exchange-Traded Fund Trust are subject to this Plan Pursuant to 12b-1, at the annual fee rates specified:

Series	Fee*
All series of the Trust	0.25%

* Expressed as a Percentage of Average Daily Net Assets

DATED: [   ] 2015

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